UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2008
QUESTCOR PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	001-14758 (Commission File Number)	33-0476164 (I.R.S. Employer Identification No.)

3260 Whipple Road Union City, California (Address of Principal Executive Offices)		94587 (Zip Code)
Registrant’s telephone number, including area code: (510) 400-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
In August 2007, Questcor Pharmaceuticals, Inc. (the “Company”) implemented a new strategy for its principal product H. P. Acthar® Gel (repository corticotropin injection). In order to provide investors with an update on the progress of the implementation of this strategy, the Company is disclosing the actual unaudited quantity of Acthar vials shipped by the Company and received by its U.S. distributor during January 2008 under its new pricing structure. The Company recognizes Acthar gross revenue when product has been received by its U.S. distributor.
The Company shipped and its U.S. distributor received 460 vials of Acthar during the month of January 2008 for distribution to U.S. hospitals and specialty pharmacies. Since the implementation of the new Acthar strategy, the Company estimates that patient demand for Acthar has been 425 to 475 vials per month. The Company has experienced a consistent level of ordering and insurance reimbursement for Acthar since the inception of the new strategy. While the consistent pattern of ordering and insurance reimbursement is continuing to date, future Acthar orders may be impacted by inventory practices at specialty and hospital pharmacies, greater use of the safety net established for Acthar patients, the pattern of usage by the healthcare community and reimbursement policies of insurance companies. Accordingly, there could be volatility in the Company’s shipment levels and financial results in future periods.
The Company’s experience indicates that approximately 30 percent of the estimated 425 to 475 monthly Acthar vial demand is used by patients covered by Medicaid and other government related programs. For periods after September 30, 2007, the amount of Medicaid rebates and government chargebacks that reduce the Company’s net sales may result in minimal, if any, net sales revenue to the Company from Acthar used by Medicaid patients and certain government entities.
As of January 31, 2008, the Company’s unaudited cash, cash equivalents and short-term investments were approximately $39 million and its unaudited accounts receivable balance was approximately $22 million. The Company provides 60 day payment terms to the Company’s U.S. distributor.
The Company is providing this information solely to comply with the disclosure requirements of Regulation FD and the Company makes no commitment to continue to provide such data when not required by Regulation FD. The foregoing information is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.
Except for the historical information contained herein, this current report contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement the new strategy and business model for Acthar, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, and the ability of Questcor to acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2006 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2008	QUESTCOR PHARMACEUTICALS, INC.
	By:	/s/ George Stuart
George Stuart
Senior Vice President, Finance, and Chief Financial Officer

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